As filed with the Securities and Exchange Commission on November 8, 2019
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVATE BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-3948465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120 Raleigh, North Carolina	27615
(Address of Principal Executive Offices)	(Zip Code)

INNOVATE BIOPHARMACEUTICALS, INC. 2012 OMNIBUS INCENTIVE PLAN (AS AMENDED)
(Full title of the plan)

Edward J. Sitar
Chief Financial Officer
Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
(919) 275-1933
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Christopher B. Capel, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street
Raleigh, NC 27601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	5,804,441 (2)	$0.85 (3)	$4,933,775 (3)	$640.41 (3)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Innovate Biopharmaceuticals, Inc. (the “Registrant”) as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.
(2) Represents 1,304,441 shares of Common Stock that became available for issuance on January 1, 2019, pursuant to the evergreen provision in the Innovate Biopharmaceuticals, Inc. 2012 Omnibus Incentive Plan, as amended (the “Plan”). This Registration Statement also covers an additional 4,500,000 shares of Common Stock that may become issuable under the Plan in accordance with its terms.
(3) Calculated solely for the purpose of this offering pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 7, 2019.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is being filed by Innovate Biopharmaceuticals, Inc. (the “Registrant”), to register an additional 5,804,441 shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) under the Plan. In accordance with the terms of the Plan, for the period commencing January 1, 2019, and ending January 1, 2022, the number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on January 1st of each year by an amount equal to the lesser of (i) five percent (5%) of the number of shares of Common Stock outstanding as of December 31st of the immediately preceding calendar year or (ii) such lesser number of shares as determined by the board of directors of the Registrant prior to January 1st of the applicable calendar year (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance was increased by 1,304,441 shares effective January 1, 2019. This Registration Statement registers the 1,304,441 additional shares of Common Stock that became available for issuance under the Plan on January 1, 2019, as a result of the Evergreen Provision and an additional 4,500,000 shares of Common Stock that may become issuable under the Plan pursuant to its terms. As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 and consists of only those items required by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the prior Registration Statements relating to the Plan, Registration No. 333-215406 filed with the Commission on January 3, 2017, and Registration No. 333-228830 filed with the Commission on December 14, 2018, remain effective, and the contents of such Registration Statements are incorporated in this Registration Statement by this reference.

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 18, 2019 (including the information in Part III incorporated therein by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 26, 2019).

(b)The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 10, 2019, for the quarter ended June 30, 2019, filed with the Commission on August 8, 2019, and for the quarter ended September 30, 2019, filed with the Commission on November 7, 2019;

(c)The Registrant’s Current Reports on Form 8-K filed on January 11, 2019, February 19, 2019, March 13, 2019, March 18, 2019, March 19, 2019, April 26, 2019, April 29, 2019, May 1, 2019, May 17, 2019, May 31, 2019, June 10, 2019, June 27, 2019, and October 7, 2019; and

(d)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 7, 2016, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1)
24.1	Power of Attorney (Contained on signature page)
99.1
2012 Omnibus Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated December 4, 2018, as filed with the Commission on December 10, 2018)

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 8th day of November, 2019.

INNOVATE BIOPHARMACEUTICALS, INC.

By: /s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Executive Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Sandeep Laumas, Edward Sitar and Jay Madan, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sandeep Laumas, M.D.	Executive Chairman, Chief Executive Officer and Director	November 8, 2019
Sandeep Laumas, M.D.	(Principal Executive Officer)

/s/ Edward J. Sitar	Chief Financial Officer	November 8, 2019
Edward J. Sitar	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jay P. Madan, M.S.	Director	November 8, 2019
Jay P. Madan, M.S.

/s/ Lorin K. Johnson, Ph.D.	Director	November 8, 2019
Lorin K. Johnson, Ph.D.

/s/ Anthony E. Maida III, Ph.D., M.A., M.B.A.	Director	November 8, 2019
Anthony E. Maida III, Ph.D., M.A., M.B.A.

/s/ Roy Proujansky, M.D.	Director	November 8, 2019
Roy Proujansky, M.D.

/s/ Saira Ramasastry, M.S., M.Phil.	Director	November 8, 2019
Saira Ramasastry, M.S., M.Phil.